EXHIBIT 10.44

INGRAM MICRO INC.
EXECUTIVE INCENTIVE PLAN

     1. Purpose. The principal purpose of the Ingram Micro Inc. Executive Incentive Plan (the “Plan”) is to provide incentives to executive officers of Ingram Micro Inc. (the “Company”) who have significant responsibility for the success and growth of the Company and to assist the Company in attracting, motivating and retaining executive officers on a competitive basis.

     2. Administration of the Plan. The Plan shall be administered by the Human Resources Committee of the Board of Directors (the “Committee”). The Committee shall have the sole discretion to interpret the Plan; approve a pre-established objective performance measure or measures annually; certify the level to which each performance measure was attained prior to any payment under the Plan; approve the amount of awards made under the Plan; and determine who shall receive any payment under the Plan.

     The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations and guidelines for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its shareowners and any person receiving an award under the Plan.

     3. Eligibility. Executive officers and other key management personnel of the Company and its affiliates shall be eligible to receive awards under the Plan, which awards are intended to qualify as performance-based awards for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee shall designate the executive officers and other key management personnel who will participate in the Plan each year.

     4. Awards. The Committee shall establish annual and/or long-term incentive award targets for participants. If an individual becomes an executive officer during the year, such individual may be granted eligibility for an incentive award for that year upon such individual becoming an executive officer.

     The Committee shall also establish annual and/or long-term performance targets, which must be achieved in order for an award to be earned under the Plan. Such targets shall be based on any one or more of the following: price of the Company’s Class A Common Stock, shareowner return, return on equity, return on investment, return on capital, sales productivity, sales growth, economic profit, economic value added, net income, operating income, gross margin, sales, free cash flow, earnings per share, operating unit contribution, achievement of annual operating profit plans, debt level, market share or similar financial performance measures as may be determined by the Committee. The targets may be established on a cumulative basis or in the alternative, and may be established on a stand-alone basis with respect to the Company or any of its operating units, or on a relative basis with respect to any peer companies or index selected by the Committee.

     These performance goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses, and progress towards achieving the long-range strategic plan for the business. These performance goals and determination of results shall be based entirely on financial measures.

     The specific performance targets for each participant shall be established in writing by the Committee within ninety days after the commencement of the fiscal year (or within such other time period as may be required by Section 162(m) of the Code) to which the performance target relates. The performance target shall be established in such a manner that a third party having knowledge of the relevant facts could determine whether the performance goal has been met.

     Awards shall be payable following the completion of the applicable fiscal year upon certification by the Committee that the Company achieved the specified performance target established for the participant. Notwithstanding the attainment by the Company of the specified performance targets, the

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Committee has the discretion, for each participant, to reduce some or all of an award that would otherwise be paid to such participant. However, in no event may a participant receive an award of more than $7,500,000 under the Plan in any fiscal year.

     5. Miscellaneous Provisions. The Company shall have the right to deduct from all awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such awards. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company. The costs and expenses of administering the Plan shall be borne by the Company and shall not be charged to any award or to any participant receiving an award.

     The Plan is not the exclusive method pursuant to which the Company may establish or otherwise make available bonus or incentive payments to its executive officers and other key employees.

     6. Effective Date, Amendments and Termination. The Plan shall become effective on February 12, 2002 subject to approval by the shareowners of the Company at its 2002 Annual Meeting of Shareowners. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan.

     However, unless the shareowners of the Company shall have first approved thereof, no amendment of the Plan shall be effective which would increase the maximum amount which can be paid to any one executive officer under the Plan in any fiscal year, which would change the specified performance goals for payment of awards, or which would modify the requirement as to eligibility for participation in the Plan.

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